                                                                   Exhibit 10.26

                                               American National Can Group, Inc.
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                                   TERM SHEET

                                  JUNE 7, 1999

Borrowers:               American National Can Group, Inc. (the "Company"), a
                         holding company indirectly owning American National Can
                         Company ("ANC") and certain subsidiaries acceptable to the Lenders (the "Approved Subsidiary Borrowers"). The
                         Company and the Approved Subsidiary Borrowers are hereinafter referred to collectively as the "Borrowers".

Guarantee:               ANC, Pechiney North America, Inc. and all hereinafter
                         created material domestic subsidiaries of the Company shall unconditionally guarantee the obligations of the Company and the Approved Subsidiary Borrowers. The
                         Company shall unconditionally guarantee the obligations of the Approved Subsidiary Borrowers.

Lead Arranger and
Joint Book Manager:      Chase Securities Inc. ("CSI").

Lead Arranger and
Joint Book Manager:      Banc One Capital Markets, Inc. ("BOCM").

Global Administrative
Agent: The First National Bank of Chicago ("First Chicago" or the "Global Administrative Agent").

Syndication Agent:       The Chase Manhattan Bank,

CLO Administrative Agent,
Co-Documentation Agent
and Arranger:            ABN AMRO Bank N.V.

Co-Documentation agent
and Arranger:            Royal Bank of Canada

Arranger:                Banque Nationale de Paris

Underwriting Lenders:    First Chicago, The Chase Manhattan Bank, ABN AMRO Bank
                         N.V., Royal Bank of Canada and Banque Nationale de
                         Paris.

Lenders: Syndicate of lenders selected by BOCM and CSI in consultation with the Company (collectively, the "Lenders"); and, with respect to the "Liquidity Facility". (as defined below) the initial lender shall be ABN AMRO Bank N.V., which will also be sole provider of the "Enhancer Facility" (as defined below).
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                                                                    June 7, 1999

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                                               American National Can Group, Inc.
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DOCUMENTATION:                The Facilities will be evidenced by one or more
                              credit agreements (collectively, the "Credit
                              Agreement"), guarantees and other loan documents (collectively, the "Loan Documents") mutually satisfactory to the Borrowers and the Lenders.

LENDER COMMITMENTS:           Allocation of the commitments received from the
                              various Lenders shall be pro rata among the 5-Year Facility (as defined below) and the 364-Day Revolving Credit Facility (as defined below).

FACILITIES:


            AGGREGATE
            AMOUNT:           Up to $1.3 billion (the "Aggregate Commitment").

            CURRENCIES:       The entire Facility will be available in U.S.
                              Dollars, and a portion of the 5-Year Facility will be available in eurosterling and euro.

            PURPOSE: To refinance existing indebtedness, effect the recapitalization of the Company and for general corporate purposes, including friendly acquisitions.

                                       5-YEAR REVOLVING CREDIT

            AMOUNT: Up to $650,000,000, comprised of a revolving credit facility of up to $600,000,000 ("5-Year Facility"), and a corporate loan option facility of up to $50,000,000 as described on Annex I (the "CLO Facility A")

            MATURITY:         5-Year Facility:           5 years from the date
                                                         of execution of the
                                                         Credit Agreement (such
                                                         date of execution being
                                                         the "Closing Date").

            LETTER OF CREDIT
            SUBFACILITY:      Up to $100 million of the 5-Year Facility shall be
                              available for the issuance of standby letters of credit (the "Letters of Credit") by the Global
                              Administrative Agent or by any other Lender (each such Lender an "Issuer") at the request and for the account of the Company; provided, that the program letters of credit issued by he "Enhancer" under the CLO Facility shall not be a Letter of Credit under the 5-Year Facility. No Letter of
                              Credit shall have an expiry date later than the earlier of (a) one year after the date of issuance and (b) five business days prior to final maturity of the 5-Year Facility, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to have automatically and unconditionally purchased and received from the


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                                               AMERICAN NATIONAL CAN GROUP, INC.
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                              Issuer an undivided interest and participation in
                              and to such Letter of Credit, the obligations of the Company in respect thereof, and the liability of the Issuer thereunder, in an amount equal to the face amount of such Letter of Credit multiplied by such Lender's commitment percentage under the 5-Year Facility. The Letter of Credit
                              Fee shall be equal to the applicable LIBOR Margin for the 5-Year Facility. A Letter of Credit fronting fee will be negotiated with each Issuer.

        MULTICURRENCY
        SUBFACILITY:          A portion of the 5-Year Facility not in excess of
                              $400 million at any one time outstanding shall be available to the Borrowers in eurosterling or euro
                              ("Multicurrency Loans") with up to the equivalent of $300 million available in euro and up to the equivalent of $100 million available in eurosterling (if Great Britain adopts the euro, available in euro). The structure of the Multicurrency Subfacility (for example, as to which Lenders shall provide the loans thereunder) and which companies will be designated as Borrowers thereunder) shall be determined by the Global Administrative Agent after consultation with the Company (and during the syndication of the Facilities, after discussion with the Underwriting Lenders) so as to minimize withholding taxes, but the Borrowers will be required to indemnify and hold the Lenders harmless against all withholding taxes related to the Multicurrency Loans. If the Multicurrency
                              Subfacility is structured with one Lender fronting loans for the other Lenders in respect of a Multicurrency Loan, such fronting Lender shall receive from the Borrowers a fronting fee in respect thereof in an amount to be determined.

                                         364-DAY REVOLVING CREDIT


        AMOUNT: Up to $650,000,000, comprised of a revolving credit facility of up to $600,000,000 ("364-Day Revolving Credit Facility"), and a corporate loan option facility of up to $50,000,000 as described on Annex I (the "CLO Facility B", and together with the CLO Facility A, the "CLO Facility")

        MATURITY:             364-Day Revolving
                              Credit Facility:            364 days after the
                                                          Closing Date

        SWING LINE
        SUBFACILITY:          Up to $25 million of the 364-Day Revolving Credit
                              Facility will be available for swingline loans from First Chicago as swingline lender (the
                              "Swingline Lender"). All swingline loans shall bear interest as agreed. Swingline loans will reduce availability under the applicable Facility.
                              All swingline loans shall be repaid with interest on the 7th business day after the date such swingline loan is made. Interest on the


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                                               American National Can Group, Inc.
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                           swingline loans shall be payable solely to the
                           Swingline Lender for its account. At any time upon request of the Swingline Lender, or, if the Swingline Lender is not repaid by the Company on the date when due, each Lender will make a loan the proceeds of which will be used to repay the swingline loan or, if any such loan may not be made, irrevocably purchase from the Swingline Lender, without recourse or warranty, a participation in the swingline loan as shall be necessary to cause each such Lender to share ratably in such swingline loan.

          EXTENSION:       Not more than 59 days and not less than 30 days
                           before the end of the applicable 364-day period, the Company may request in writing that the maturity date for the expiring 364-Day Revolving Credit Facility be extended for an additional 364 days. Within 30 days after such extension request, each Lender may in its sole discretion agree to such extension by giving written notice thereof to the Company and the Global
                           Administrative Agent (and the failure to provide such notice shall be deemed to be a declination of such consent). Subject to the Majority Lenders agreeing to extend, the then applicable expiration date of the 364-Day Revolving Credit Facility shall, following an extension request, be extended for those consenting
                           Lenders by 364 days. The Company reserves the right to replace dissenting Lender(s) with existing or new
                           Lenders. Such new Lender(s) must necessarily be an assenting Lender(s) and be agreeable to the extension request. Extension mechanics for the CLO Facility B shall be similar to those contained in the 364-Day
                           Revolving Credit Facility.

         CONVERSION TO
          TERM LOAN:       At the Company's option upon written notice to the
                           Global Administrative Agent (who shall promptly notify each of the Lenders), the Company may convert the aggregate outstanding principal amount of the 364-Day Revolving Credit Facility to a term loan having a maturity not more than 364 days after the conversion date identified in such notice.
                           Conversion mechanics for the CLO Facility B shall be similar to those contained in the 364-Day Revolving
                           Credit Facility.

                                  OTHER TERMS

  BORROWING OPTIONS:       LIBOR for U.S. Dollar loans and loans in
                           eurosterling adjusted for reserves.
                           EURIBOR for euro loans, adjusted for reserves.
                           Alternative Base Rate for U.S. Dollar loans.
                           Competitive Bid for U.S. Dollar loans.

                           LIBOR loans and EURIBOR loans (collectively, "Adjusted IBOR Loans") will be available for interest periods of one, two, three or six months. All interest will be calculated on a 360-day basis.

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
                                              American National Can Group, Inc.
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                             The "Alternate Base Rate" means the greater of (i)
                             the corporate base rate of interest announced by First Chicago from time to time changing when and as said rate changes or (ii) the federal funds rate +1/2%.


                             "LIBOR" means the rate which appears on Telerate Page 3740 or 3750, as applicable, for deposits in the amount and currency of, and for a maturity corresponding to, the loan; provided, further, that if Telerate Page 3740 or 3750 is not available, LIBOR for the relevant Interest Period shall be the rate at which deposits in the applicable currency approximately equal in principal amount to the Global Administrative Agent's portion of the proposed loan and for the maturity equal to the applicable Interest Period are offered by the Global Administrative Agent in immediately available funds in the London, England interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, adjusted for reserves.


                             "EURIBOR" means the interest rate per annum equal to the rate determined by the Global
                             Administrative Agent to be the rate at which deposits in euro appear on the Telerate Page 248 as of 11:00 a.m., Brussels time, on the date that is two (2) TARGET Settlement Days preceding the first day of such Interest Period; provided, that if such rate does not appear on the Telerate Page 248, then EURIBOR shall be an interest rate per annum equal to the arithmetic mean determined by the Global Administrative Agent (rounded upwards to the nearest .01%) of the rates per annum at which deposits in euro are offered by the three (3) leading banks in the euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the day that is two (2) TARGET Settlement Days preceding the first day of such Interest Period to other leading banks in the euro-zone interbank market rate at which deposits in euro are offered, adjusted for reserves.


                            "TARGET Settlement Day" means any day on which the
                             Trans-European Automated Real-Time Gross
                             Settlement Express Transfer (TARGET) System is open.


COMPETITIVE BID
OPTION DESCRIPTION:          The Company may request the Global Administrative
                             Agent to solicit competitive bids from the Lenders to make loans in U.S. Dollars (each a "Competitive
                             Bid Loan") under the 5-Year Facility or the 364-Day
                             Revolving Credit Facility at a margin over or under LIBOR (each such Competitive Bid Loan a
                             "Competitive Bid LIBOR Loan") or at an absolute rate (each such Competitive Bid Loan a "Competitive
                             Bid Absolute Rate Loan"), for interest periods of 30 days or more. Each Lender will bid at its own discretion for amount up to the total amount of commitments and the Company will be under no obligation to accept

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                                              American National Can Group, Inc.
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                          any of the bids.  All such Competitive Bid Loans made
                          by a Lender shall be deemed usage of the applicable Facility for the purpose of fees and availability. However, each Lender's Competitive Bid Loans shall not reduce such Lender's obligation to lend its pro rata share of the remaining undrawn commitment under the applicable Facility.

BID SELECTION MECHANISM:  The Company will determine the aggregate amount of bids, if any, it will accept. Bids will be accepted in order of the lowest to the highest rates ("Bid Rates"). If two or more Lenders bid at the same bid rate and the amount of such bids accepted is less than the aggregate amount of such bids, then the amount to be borrowed at such Bid Rate will be allocated among such Lenders in proportion to the amount for which each Lenders bid at such Bid Rate. If the bids are either unacceptably high to the Company or are insufficient in amount, the Company may cancel the auction.

INCREASED COSTS:          The Credit Agreement will contain customary provisions
                          regarding availability, increased costs (including capital cost increases imposed by regulatory authorities), illegality and early payment of deposit-based loans.

DEFAULT RATE:             For the 5-Year Facility and the 364-Day Revolving
                          Credit Facility: After a Default and upon a vote of the Majority Lenders, the interest rates and any letter of credit fee will be equal to the then highest rate (or fee) under the various Facilities plus 2% per annum. For the CLO Facility: As set forth on Annex I.

FACILITY FEE:             For the 5-Year Facility and the 364-Day Revolving
                          Credit Facility: A per annum fee calculated on a 360-day basis payable on each Lender's commitment irrespective of usage beginning from the Closing Date, quarterly in arrears and on termination of the applicable Facility. (See Pricing Grid set forth below).
                          For the CLO Facility: As set forth on Annex I.

INTEREST RATES:           Each Borrower may request revolving credit loans
                          which bear interest at defined margins over such Borrower's available and selected borrowing option.

5-YEAR FACILITY:          See Pricing Grid set forth below.

364-DAY REVOLVING
CREDIT FACILITY:          Same as Pricing Grid except that the Facility Fee will
                          be 0.05% less and the LIBOR and EURIBOR spread will be 0.05% more than indicated in the attached Pricing
                          Grid.

CLO FACILITY:             See Annex I.


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                                     Page 6                        June 7, 1999

                                              American National Can Group, Inc.
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PRICING GRID:


--------------------------------------------------------------------------------
             PRICING GRID (AVERAGE TOTAL NET INDEBTEDNESS/CAPITAL)
================================================================================

                             LEVEL I     LEVEL II    LEVEL III(1)    LEVEL IV
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Credit Quality Based
upon Average Total
Net Indebtedness/
Capital(1),(2)                <40%       >40% but<     >45% but<      >50%
                                         45%           50%
--------------------------------------------------------------------------------
Facility Fee                0.20%        0.225%        0.25%          0.30%
--------------------------------------------------------------------------------
Alternate Base Rate         0.0%         0.0%          0.0%           0.25%
Margin
--------------------------------------------------------------------------------
LIBOR and                   0.80%        0.90%         1.00%          1.20%
EURIBOR Margin
--------------------------------------------------------------------------------
All-in                      1.00%        1.125%        1.25%          1.50%
--------------------------------------------------------------------------------

(1)The Facilities will have opening pricing at Level III. All pricing will be fixed at no less than Level III following initial funding under the Credit Agreement until the Global Administrative Agent receives the certified unaudited consolidated financial statements of the Company and its consolidated subsidiaries for the fiscal quarter ending on March 31, 2000.

(2)For pricing purposes only, the Average Total Net Indebtedness/Capital ratio will be defined as: (i) the average of the aggregate indebtedness for borrowed money (including guarantee obligations, but excluding certain scheduled obligations and liabilities supported by indemnities from Pechiney Plastic Packaging, Inc. or guarantees from Pechiney S.A. ("Pechiney") or Waste Management, Inc. as of the Closing Date) of the Company and its subsidiaries minus the aggregate cash equivalents of the Company and its subsidiaries, in each case as at the end of each of the four prior fiscal quarters (the "Average Total Net Indebtedness"), divided by (ii) the sum of (A) the Average Total Net Indebtedness, plus (B) Consolidated Net Worth (as defined below), including minority interests, at the date of determination; provided, that for purposes of calculating Average Total Net Indebtedness for the three fiscal quarters immediately following the Closing Date, Average Total Net Indebtedness shall be calculated (x) as of the end of the first fiscal quarter immediately following the Closing Date for such fiscal quarter, (y) as of the end of the second fiscal quarter immediately following the Closing Date for the two fiscal quarter immediately following the closing Date for the two fiscal quarter period ending on such date, and (z) as of the end of the third fiscal quarter immediately following the Closing Date for the three fiscal quarter period ending on such date.


DRAWDOWNS:          Minimum amounts of $25 million with additional increments
                    of $1 million (or the approximate equivalents established
                    by the Administrative Agent in the applicable alternate
                    currency.) Drawdowns are at the applicable Borrower's
                    option with same-day notice for Alternate Base Rate Loans, one business day for Competitive Bid Absolute Rate Loans,
                    three business days for Adjusted IBOR Loans, and five
                    business days for Competitive Bid LIBOR Loans.
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                                              American National Can Group, Inc.
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PREPAYMENTS:                  Alternate Base Rate Loans may be prepaid in whole
                              or in part at any time on one business day's written notice. Adjusted IBOR Loans and Competitive Bid Loans may not be prepaid before the end of an Interest Period.


TERMINATION OR REDUCTION
OF COMMITMENTS:               The Company may terminate the unused commitments
                              in amounts of at least $25 million at any time on three business days' written notice. In addition, in the event of a sale of assets which exceeds the percentage of Consolidated Net Assets set forth in paragraph 15 of the Covenants section below, a mandatory reduction of the Aggregate Commitment under the 5-Year Facility (and prepayment of any outstanding borrowings thereunder in excess of such reduced Aggregate Commitment) will be required in the amount by which the net proceeds from such sale exceed such percentage of Consolidated Net Assets.

REPRESENTATIONS
AND WARRANTIES:               The Company will make customary representations
                              and warranties, including but not limited to:

                              1.   Corporate existence and standing

                              2.   Authorization and validity

                              3.   No conflict; government consent

                              4.   Financial statements

                              5. Material Adverse Change (only on the date of the initial borrowing and the date of any new loans, and, in the case of the 364-Day Revolving Credit Facility and the CLO Facility B, on the date of conversion of such Facility to a term loan)

                              6.   Taxes

                              7.   Litigation and contingent obligations

                              8.   Subsidiaries

                              9.   ERISA

                              10.  Accuracy of information

                              11.  Regulation U

                              12. Material agreements (subject to a threshold of $15 million)

                              13.  Compliance with laws

                              14.  Investment Company Act

                              15.  Public Utility Holding Company Act

                              16.  Environmental compliance

                              17.  Ownership of property

                              18.  Year 2000 compliance

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                                               American National Can Group, Inc.
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Covenants:                  The Credit Agreement will have customary covenants,
                            including, but not limited to:


                            1.  Financial Reporting:  Annual certified
                                unqualified audited consolidated financial statements of the Company and its consolidated subsidiaries due within 90 days after each fiscal year. Quarterly certified unaudited consolidated financial statements of the Company and its consolidated subsidiaries due within 45 days after each of the first three fiscal quarters. The Company will also provide a quarterly no default certificate signed by an Authorized Officer. The Company will further provide such additional information as the Global Administrative Agent may reasonably request.

                            2.  Use of proceeds

                            3.  Notice of default, notice of material
                                litigation and other material notices

                            4.  Conduct of business

                            5.  Taxes

                            6.  Insurance

                            7.  Compliance with laws

                            8.  Maintenance of properties

                            9.  Inspection

                           10.  Consolidations, mergers and acquisitions:
                                Neither the Company nor any of its material subsidiaries will consolidate or merge into any other person other than

                                a. With respect to the consolidation or merger of the Company, the Company is the survivor thereof and the merger is with a company in a line of business substantially similar to that of the Company and its subsidiaries as of the Closing Date;

                                b. With respect to the consolidation or merger of any subsidiary, the Company shall own a portion of the survivor no smaller than the portion of the subsidiary the Company owned before the merger; and

                                c.  Permitted Acquisitions.  "Permitted
                                    Acquisition" shall mean any acquisition
                                    (i) consummated pursuant to a negotiated acquisition agreement on a non-hostile basis, (ii) the purchase price of which shall not exceed 15% of the Consolidated
                                    Net Assets of the Company in the aggregate for all acquisitions consummated since the Closing Date, (iii) in respect of which the business being acquired shall be substantially similar to that of the Company and its subsidiaries as of the Closing



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                                               American National Can Group, Inc.
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                                  Date, and (iv) for each such acquisition the
                                  purchase price of which is greater than or equal to $50 million, in respect of which the Company shall have delivered a certificate from an Authorized Officer demonstrating to the reasonable satisfaction of the Global Administrative Agent pro forma compliance with the financial covenants for the twelve-month period ending on the last day of the Company's most recently completed fiscal quarter as if such acquisition had occurred on the first day of such twelve-month period;

                         provided, such permitted consolidations, mergers and acquisitions shall be permitted only so long as no Default or Unmatured Default has occurred and is continuing or would occur after giving effect to such merger, consolidation or acquisition

                    11. Guaranties of non-affiliates permitted up to, in the aggregate, 5% of Consolidated Net Worth.

                    12. No liens on the stock of the Company's subsidiaries and no other lien other than (i) with respect to sales of accounts receivables for purposes of securitization will be permitted up to an aggregate amount of 5% of annual Consolidated Net Sales (provided that any claims in respect of such lien shall represent no more than the purchaser's pro-rata interest in the pool of eligible receivables so sold) and (ii) Permitted Liens. "Permitted Liens" shall include:

                                   a.   Customary permitted liens;

                                   b.   Liens in the ordinary course of
                                        business;

                                   c.   Liens in connection with sale/leaseback
                                        transactions  to the extent such
                                        sale/leaseback transactions are
                                        otherwise permitted under the Credit
                                        Agreement

                                   d.   Liens existing as of the Closing Date
                                        (as scheduled); and

                                   e.   Additional liens, provided the
                                        indebtedness secured thereby does not
                                        exceed $75 million in the aggregate.

                    13. Transactions with affiliates to be on an arm's-length basis and no loans or advances to Pechiney or any other direct or indirect owners of 10% or more of the stock of the Company (other than scheduled loans and advances as of the Closing Date and loans or advances in the ordinary course of business).

                    14. Sale/Leaseback transactions will be permitted up to $50 million on an aggregate basis over the term of the Credit Agreement Sale/Leaseback transactions in excess of this amount shall be permitted provided the Company prepays indebtedness under

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                                               American National Can Group, Inc.

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                             the 5-Year Facility in such like amount

                     15. Sale or other disposition of assets: The Company may sell, lease, transfer, or otherwise dispose of assets or the stock of its subsidiaries, provided that after giving effect thereto the aggregate amount of such dispositions (other than (a) in the ordinary course of business or (b) in connection with the sale of accounts receivable permitted under paragraph 12 above) does not exceed 15% of the Consolidated Net Assets during the term of the Credit Agreement; provided that immediately after the consummation of such transaction and after giving effect thereto no Default or Unmatured Default would exist. "Consolidated Net Assets" shall mean total assets less goodwill for the Company and its consolidated subsidiaries. In the event of a sale of assets which exceeds such percentage, a mandatory reduction of the Aggregate Commitment under the 5-Year Facility (and prepayment of any outstanding borrowings thereunder in excess of such reduced Aggregate Commitment) will be required in the amount by which the net proceeds from such sale exceed such percentage of Consolidated Net Assets.

                     16.     Year 2000 issues

                     17.     ERISA

                     18. Net rental obligations under operating leases will be permitted up to $50 million on an aggregate basis during any twelve-month period.

                     19. Subsidiary indebtedness to be limited to (i) loans under the Facilities, (ii) existing indebtedness payable to parties other than Pechiney or any of its affiliates, (iii) indebtedness necessary to manage the working capital needs of the currently existing European-based subsidiaries of the Company in an amount not to exceed $75 million in the aggregate; and (iv) other unsecured indebtedness in an amount not to exceed $75 million in the aggregate.

                     20. Compliance with environmental laws except where the failure to comply would not have a material adverse effect on the business, properties, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole.

                     21. Dividends and distributions will be permitted only so long as no Default or Unmatured Default shall have occurred and is continuing.

FINANCIAL COVENANTS: The following financial covenants shall be calculated on a consolidated basis for the Company and its subsidiaries.


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                                               American National Can Group, Inc.
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                   1.    Total Net Indebtedness to Capital Ratio:  At no time
                         shall the ratio of (a) Total Net Indebtedness to (b) Capital be greater than 0.55 to 1.00. Total Net Indebtedness will equal the aggregate indebtedness for borrowed money (including guarantee obligations, but excluding certain scheduled obligations and liabilities supported by indemnities from Pechiney Plastic Packaging, Inc. or guarantees from Pechiney or Waste Management, Inc. as of the Closing Date) of the Company and its subsidiaries minus the aggregate cash equivalents of the Company and its subsidiaries.
                         Capital will equal Total Net Indebtedness plus "Consolidated Net Worth" (as defined below), including minority interests.


                   2.    Interest Coverage Ratio:  The ratio of (a) EBITDA to
                         (b) interest expense shall be greater than 3.5 to 1.00 as of the end of the first three fiscal quarters following the Closing Date (calculated as of the end of the first fiscal quarter for such first fiscal quarter, and as of the end of the second fiscal quarter for the two fiscal quarter period then ending, and as of the end of the third fiscal quarter for the three fiscal quarter period then ending); and greater than 4.00 to
                         1.00 as at the end of each fiscal quarter thereafter (calculated as of the end of each such fiscal quarter for the four-fiscal quarter period ending on such date). For purposes of calculation of this ratio, EBITDA will include agreed upon add-backs for restructuring charges related to plant closings.

                   3. Minimum Consolidated Net Worth: The Company will maintain a Consolidated Net Worth at all times equal to or greater than the sum of (i) eighty percent (80%) of the Consolidated Net Worth of the Company and its subsidiaries as at June 30, 1999 calculated on a pro forma basis after giving effect to the restructuring and dividend described in the Company's S-1, as amended as of the date hereof, plus (ii) 50% of net income for the Company and its consolidated subsidiaries calculated separately (x) on December 31, 1999 for the two fiscal quarter period ending on December 31, 1999 and (y) for each fiscal year thereafter commencing with the fiscal year ending on December 31, 2000. "Consolidated Net Worth" means total consolidated shareholders' equity, excluding cumulative foreign currency translation adjustment and minimum pension liability adjustment.

                         The Financial Covenants shall be calculated exclusive of the impact of payments by or liabilities of the Company on certain scheduled obligations and liabilities supported by indemnities form Pechiney Plastic Packaging, Inc. or guarantees from Pechiney or Waste Management, Inc. as of the Closing Date to

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                                               American National Can Group, Inc.
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                                the extent that the Company shall receive prompt
                                reimbursement for such payments under such indemnities or support guarantees.


       CONDITIONS
       OF BORROWING:       The obligations of the Lenders to make the initial
                           loan under the Facilities are subject to customary conditions precedent, including but not limited to the following:

                           1. Satisfactory Lenders' due diligence (including review of environmental issues),

                           2. Payment of substantially all debt due to Pechiney or any of its affiliates,

                           3. Payment of all debt and cancellation of the commitments under ANC's existing bank credit agreement (the "Existing Credit Agreement") and all other bank lines of credit over $5 million except for those that are scheduled in the Credit Agreement,

                           4.    Satisfactory completion of IPO,

                           5. Capital structure and corporate structure consistent in all material respects with the Company's S-1,

                           6. Delivery of Loan Documents satisfactory to the Global Administrative Agent, including, without limitation, legal opinions requested by the Lenders and corporate resolutions,

                           7. The initial loans under the Credit Agreement shall be made on or before August 16, 1999.

                           In addition, each loan (and each continuation or conversion thereof) under the Facilities will be subject to customary conditions precedent (borrowing certificates, accuracy of all representations and warranties (other than material adverse change which shall be made only on the date of any new loan, and, in the case of the 364-Day Revolving Credit Facility and the CLO Facility B, as of the date such Facility is converted to a term loan), no default certificate, etc.).

           DEFAULTS:       The Agreement will have customary defaults
                           ("Defaults"), as well as remedies in the event of a default, including, but not limited to:

                           1. Any representation or warranty shall be false as to a material fact or matter on the date as of which made or deemed made

                           2. Non-payment of principal when due, or of interest or fees or any other amounts payable under the applicable Facility within 5 business days of becoming due

                           3. Breach of any negative covenant or financial covenant

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                                    Page 13                         June 7, 1999

                                               American National Can Group, Inc.
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                     4.      Uncured breaches of any other terms or conditions
                             in the Credit Agreement for 30 days

                     5. Cross-acceleration to other Company or subsidiary indebtedness greater than $15 million, with cross-default to Company or subsidiary indebtedness greater than $40 million, which default would permit the holders of such indebtedness to cause such indebtedness to become due prior to its stated maturity

                     6. Voluntary or involuntary bankruptcy of the Company, or any other Borrower or any material subsidiaries

                     7.      Unstayed judgments in excess of $15 million

                     8. Unfunded liabilities under pension plans in excess of $300 million

                     9.      ERISA events

                     10. Any person or group (excluding Pechiney) shall acquire beneficial ownership of 30% or more of the voting common stock of the Company or Continuing Directors no longer constitute a majority of Company's board of directors. "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

ASSIGNMENTS/
PARTICIPATIONS:      The Lenders may sell assignments under the 5-Year Facility and 364-Day Revolving Credit Facility with the consent of the Company and the Global Administrative Agent (such consents not to be unreasonably withheld, and which consent of the Company shall not be required (i) so long as a Default or Unmatured Default shall have occurred and is continuing and (ii) for any assignment to another
                     Lender or to an affiliate of a Lender) or participations in their commitments under the Facilities. Assignments shall be in minimum amounts of $5,000,000 or such lesser amount as may be acceptable to the Global Administrative
                     Agent and the Company (provided the consent of the Company shall not be required to any reduction of such minimum amount so long as a Default or Unmatured Default shall have occurred and be continuing). Dissemination of information to potential assignees or participants shall be subject to execution of confidentiality agreements reasonably satisfactory to the Company. The assignor shall pay an assignment fee of $3,500 to Global
                     Administrative Agent upon any assignment by a Lender of its rights and obligations under the Facilities
                     (including, but not limited to, an assignment by a Lender to another Lender, but


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                                               American National Can Group, Inc.
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                                excluding any assignment by a Lender to an
                                affiliate of such Lender) or such lesser amount as may be acceptable to the Global
                                Administrative Agent.


MAJORITY LENDERS:               "Majority Lenders" means Lenders (including the
                                Providers and Enhancer for the CLO Facility) holding at least 51% of the commitments or, if the commitments thereunder have been terminated, of the outstanding loans. Majority Lenders shall be calculated on an aggregated basis, as applicable, for (i) the 5-Year Facility and the 5-year portion of the CLO Facility and (ii) the 364-Day Revolving Credit Facility and the
                                364-day portion of the CLO Facility

GOVERNING LAW:                  Illinois.

MISCELLANEOUS:                  This Term Sheet is intended as an outline and
                                does not purport to summarize all the terms, conditions, representations, warranties and other provisions which will be contained in definitive legal documentation for this transaction.








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                                               American National Can Group, Inc.
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                                    ANNEX I

                               TO TERM SHEET FOR
                       AMERICAN NATIONAL CAN GROUP, INC.
                                  JUNE 7, 1999

              CORPORATE LOAN OPTION FACILITY (THE "CLO FACILITY")

THE PROGRAM:              A $100 million Corporate Loan Option program, provided
                          by either Windmill Funding Corporation ("Windmill") or
                          Amsterdam Funding Corporation ("Amsterdam").

PROGRAM LIMIT:            $100 million

PARTIES INVOLVED

      OBLIGOR:            American National Can Group, Inc.

      CLO ADMINISTRATIVE
      AGENT:              ABN AMRO Bank N.V. ("CLO ADMINISTRATIVE AGENT")

      PURCHASERS:         1.  Windmill and/or Amsterdam (also referred to as
                              the "Conduits"); and/or
                          2.  ABN AMRO Bank N.V. and certain other lenders (the
                              "Liquidity Providers"); and
                          3.  ABN AMRO Bank N.V., as the program letter of
                              credit provider (the "Enhancer").

      GUARANTORS:         ANC, Pechiney North America, Inc. and all hereinafter
                          created material domestic subsidiaries of the Company shall unconditionally guarantee the obligations of the Obligor under the Liquidity Facility and the Enhancer Facility.

STRUCTURE

      FACILITIES:         The Obligor may elect to use the following facilities
                          (the Conduits and/or, on a pro rata basis, the Liquidity Facility and the Enhancer Facility) and the Conduit may use the Liquidity Facility and the Enhancer Facility.

                          1.  "Conduit Facility" means the $98,000,000
                               uncommitted facility to be


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                                               American National Can Group, Inc.
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                         provided by the Conduits to purchase loans from the
                         Obligor.

                     2. "Liquidity Facility" means the $90,000,000 commitment
                         (90% of the Program Limit) to be provided by the Liquidity Providers to purchase loans from the Conduits or the Obligor. Liquidity Providers in addition to ABN AMRO Bank N.V. will be limited to financial institutions with a short-term CP rating of at least A+/P-1 or A-1/P-1. The Liquidity Facility will include a $45 million 364-day committed facility (the "364-Day Liquidity Facility") and a $45 million 5-year committed facility (the "5-Year Liquidity Facility").

                     3. "Enhancer Facility" means the $10,000,000 commitment (10% of the Program Limit) to be provided by the Enhancer (ABN AMRO Bank N.V.) to issue the program letter of credit and to purchase loans from the Conduits or the Obligor. The Enhancer Facility is fully subordinated to the Liquidity Facility throughout the life of the CLO Facility. The Enhancer Facility will include a $5 million 364-day committed facility (the "364-Day Enhancer Facility", and, together with the 364-Day Liquidity Facility, the "364-Day CLO Back-up Facility") and a $5 million 5-year committed facility (the "5-Year Enhancer Facility", and together with the 5-Year Liquidity Facility, the "5-Year CLO Back-up Facility").

                     The Liquidity Facility and Enhancer Facility
                     (collectively, the "CLO Back-up Facilities") provide the back-stop to the Conduits' respective CP notes. The CLO Back-up Facilities shall equal 102% of the Windmill and/or Amsterdam Facilities or $100,000,000.

                     THE MAXIMUM PROCEEDS TO THE COMPANY WILL EQUAL $98,000,000 CLO FACILITY.


TERMINATION DATE:    The Conduit Facility will terminate upon the earlier of
                     (a) 364 days from the Closing Date (subject to annual renewal provisions) and (b) occurrence of a Conduit Event.
                     The CLO Back-up Facilities will terminate (i) 364 days from the Closing Date (subject to annual renewal provisions) in the case of the 364-Day CLO Back-up
                     Facility and (ii) 5 years from the Closing Date in the case of the 5-Year CLO Back-up Facility.

TERMINATION EVENTS:  Include but are not limited to:

                     1. A Default which is not waived or cured within any applicable cure period under the Credit Agreement;

                     2. The Obligor fails to maintain the following financial ratios:

                             -  Total Net Indebtedness/Capital not more than 53%

                             -  Interest Coverage Ratio not less than 3.75 to
                                1.00 as of the end of the first three fiscal quarters following the Closing


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                                               American National Can Group, Inc.
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                         Date (calculated as of the end of the first fiscal
                         quarter for such first fiscal quarter, and as of the end of the second fiscal quarter for the two fiscal quarter period then ending, and as of the end of the third fiscal quarter for the three fiscal quarter period then ending); and greater than 4.25 to 1.00 as at the end of each fiscal quarter thereafter
                         (calculated as of the end of each such fiscal quarter for the four-fiscal quarter period ending on such date). For purposes of calculation of this ratio, EBITDA will include agreed upon add-backs for restructuring charges related to plant closings; or

                    3. The CLO Administrative Agent shall no longer deem the
                       Obligor to be an investment grade equivalent.

   CONDUIT EVENT:   Upon the occurrence of any of the following, the note
                    representing the underlying loan to the Obligor, held by the Conduits, will be transferred to the Liquidity Providers and
                    Enhancer:

                    1. The date on which a Termination Event occurs; or
                    2. Conduits, for any reason, no longer provide funding.

PRICING:

   CONDUIT FACILITY
   RATE:            Shall equal the sum of the following:

                    1. CP RATE: The A-1+/P-1 or A-1/P-1 CP equal to the actual trade rate the Conduit achieves on tranches associated with the Issuer (limited to not longer than 30 days). The Conduit Facility Rates are quoted on a discount basis and include dealer fees.

                    2. LIQUIDITY FACILITY FEE: A per annum fee calculated on a
                       360-day basis equal to (x) with respect to the 364-Day Liquidity Facility, the Facility Fee applicable to the 364-Day Revolving Credit Facility, and (y) with respect to the 5-Year Liquidity Facility, the Facility Fee applicable to the 5-Year Facility, and payable on the Liquidity Providers' commitment under the applicable Liquidity Facility irrespective of usage, quarterly in arrears and on termination of the applicable Liquidity Facility.

                    3. ENHANCER FACILITY FEE: A per annum fee calculated on a
                       360-day basis equal to (x) with respect to the 364-Day Enhancer Facility, the Facility Fee applicable to the 364-Day Revolving Credit Facility, and (y) with respect to the 5-Year Enhancer Facility, the Facility Fee applicable to the 5-Year Facility, and payable on the Enhancer's

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                                               AMERICAN NATIONAL CAN GROUP, INC.
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                              commitment under the applicable Enhancer
                              Facility, quarterly in arrears and on termination of the applicable Enhancer Liquidity Facility.

         CLO BACK-UP FACILITIES
         FUNDING RATES:       The purpose of the CLO Facility is to provide
                              funding via issuance of the CP Notes under the Conduit Facility. However, if funding is not available under the Conduit Facility, the CLO
                              Back-up Facilities shall be drawn upon to retire the maturing CP, and the Obligor shall pay interest under the CLO Back-up Facilities as follows:

                              1. Liquidity Providers' Funding Rates:

                                 For the 364-day Liquidity Facility:

                                     i)  Pricing for the 364-Day Revolving
                                         Credit Facility per the Pricing Grid;
                                         or

                                    ii)  after a Default: the Alternate Base
                                         Rate plus the highest applicable margin
                                         per the Pricing Grid plus 2.00% per
                                         annum

                                 For the 5-Year Liquidity Facility:

                                     i) Pricing for the 5-Year Facility per the
                                        Pricing Grid; or

                                    ii) after a Default: the Alternate Base
                                        Right Rate plus the highest applicable
                                        margin per the Pricing Grid plus 2.00%
                                        per annum

                              2. Enhancer Funding Rates:

                                 For the 364-Day Enhancer Facility:

                                     i) Pricing for the 364-Day Revolving
                                        Credit Facility per the Pricing Grid
                                        plus 0.50% per annum; or

                                    ii) after a Default: the Alternate Base
                                        Rate plus the highest applicable margin
                                        per the Pricing Grid plus 3.00% per
                                        annum

                                  For the 5-Year Enhance Facility:

                                     i) Pricing for the 5-Year Facility per the
                                        Pricing Grid plus 0.50% per annum; or

                                    ii) after a Default: the Alternate Base
                                        Rate plus the highest applicable margin
                                        per the Pricing Grid plus 3.00% per
                                        annum

         COST AND YIELD
         PROTECTION:          Usual and customary for transactions and
                              facilities of this type, including without limitation, with respect to prepayments, changes in the Global Administrative Agent's or CLO
                              Administrative Agent's interpretation of capital adequacy and capital requirements, illegality, and other similar


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                                    Page 19                         June 7, 1999

                                              American National Can Group, Inc.
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                                provisions typically found in credit facilities
                                of this type.

ASSIGNMENTS/
PARTICIPATIONS:                 The Liquidity Providers may sell assignments
                                under the 364-Day Liquidity Facility and 5-Year
                                Liquidity Facility with the consent of the Company and the CLO Administrative Agent (such consents not to be unreasonably withheld, and which consent of the Company shall not be required (i) so long as a Default or Unmatured
                                Default shall have occurred and is continuing and (ii) for any assignment to another Liquidity
                                Provider or Lender or to an affiliate of a Liquidity Provider or Lender) or participations in their commitments under the Liquidity
                                Facilities. Dissemination of information to potential assignees or participants shall be subject to execution of confidentiality agreements reasonably satisfactory to the
                                Company. The assignor shall pay an assignment fee of $3,500 to the CLO Administrative Agent upon any assignment by a Liquidity Provider of its rights and obligations under the Liquidity
                                Facilities (including, but not limited to, an assignment by a Liquidity Provider to another
                                Liquidity Provider or Lender, but excluding any assignment by a Liquidity Provider to an affiliate of such Liquidity Provider) or such lesser amount as may be acceptable to the CLO
                                Administrative Agent.







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